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                                 PRESS RELEASE
                                 =============


PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT JOSEPH J. BOUFFARD, PRESIDENT
410-285-9327 (email: jbouffard@patapscobank.com)


                  PATAPSCO BANCORP, INC. ANNOUNCES 1ST QUARTER
                  --------------------------------------------
                       EARNINGS AND ELECTION OF DIRECTORS
                       ----------------------------------

Baltimore, Md. October 26, 2006 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced earnings of $356,000 or $.19 fully diluted earnings per share for the Company's first quarter ended September 30, 2006 compared to earnings of $313,000 or $.16 fully diluted earnings per share for the comparable period in the prior year. This represented a 13.7% increase in earnings and fully diluted earnings per share for the period.

         The Company's return on average equity and return on average assets were 7.69% and .62% respectively, for the quarter ended September 30, 2006 on an annualized basis.

         As of September 30, 2006, Patapsco Bancorp, Inc. reported assets of $237 million, loans of $203 million and total stockholders' equity of $18.8 million compared to assets of $228 million, loans of $191 million and total stockholders' equity $18.3 million at June 30, 2006, the Company's previous fiscal year end.

         In regards to credit quality at the Company's principal subsidiary, The Patapsco Bank, non-performing assets were 0.13% of total assets at the end of the Company's first quarter compared to .11% at the Company's previous fiscal year end.

         Attached hereto is a summary of the unaudited financial highlights for the period and a comparison to the same period in the previous year.

         At the same time, the Company announced that at its Annual Meeting the Stockholders reelected of Nicole N. Glaeser, J. Thomas Hoffman and Joseph J. Bouffard to three year terms on the Company's Board of Directors.

         The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm, Glen Meadows, Carney and its Baltimore City office located in Hampden.

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FINANCIAL HIGHLIGHTS (UNAUDITED)
PATAPSCO BANCORP, INC. AND SUBSIDIARY

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                                                  At or For the Three Months Ended
                                                                30-Sep
                                                  ---------------------------------
(Dollars in thousands, except per share data)(1)       2006 (1)        2005
-----------------------------------------------------------------------------------
OPERATING RESULTS:
Interest income                                       $3,838        $3,046
Interest expense                                       1,633         1,025
                                                      ------        ------
Net interest income                                    2,205         2,021
Provision for loan losses                                 40            20
                                                      ------        ------
Net interest income after provision
   for loan losses                                     2,165         2,001
Other Noninterest income                                 187           180
Gain on Sale of office building                            0            63
Noninterest expense                                    1,785         1,744
Provision for income taxes                               211           187
                                                      ------        ------
Net income                                            $  356        $  313
                                                      ======        ======

Net income per share, diluted                         $ 0.19        $ 0.16
Net income per share, basic                           $ 0.19        $ 0.18

PER SHARE DATA: (END OF PERIOD)
Book Value per Common share                           $ 9.95        $ 9.71
Tangible Book value per share                         $ 8.18        $ 7.87
Period End Common Stock Price                         $10.30        $11.00
Stock Price as a percentage of tangible book value    125.92%       139.77%

PERFORMANCE RATIOS:(2)
Return on average assets                              0.62%           0.61%
Return on average equity                              7.69%           7.09%
Net interest margin                                   4.07%           4.24%
Net interest spread                                   3.77%           4.01%
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                                                    ----------------------------
                                                                 AT
                                                    ----------------------------
                                                     September 30,   June 30,
                                                          2006         2006
                                                    ----------------------------
BALANCES
Net Loans                                             $202,880      $190,589
Total Assets                                          $237,264      $228,070
Deposits                                              $173,819      $166,833
Borrowings                                            $ 42,800      $ 40,050
Stockholders' Equity                                  $ 18,757      $ 18,288

CAPITAL  & CREDIT QUALITY RATIOS
Stockholders' equity to total assets                      7.91%         8.02%
Allowance for loan losses to total loans                  0.50%         0.52%
Nonperforming assets to total assets                      0.13%         0.11%

(1) September 2006 figures are unaudited
(2) Amounts for the three month periods ended September 30, 2006 and 2005 are annualized.